Exhibit 99.1

NeuroOne Announces Preliminary Unaudited Product
Revenue Growth of 163% to Record $9.1 Million, Invitation to
Join Virtual Investor Webinar Tomorrow at 8:30am EST

EDEN PRAIRIE, Minn., October 6, 2025 -- NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) (“NeuroOne” or the “Company”), a medical technology company focused on improving surgical care options and outcomes for patients suffering from neurological disorders, today announced preliminary unaudited product revenue for the fiscal year ended September 30, 2025.

The Company expects total product revenue in fiscal year 2025 to increase to a record $9.1 million, compared to $3.5 million in fiscal 2024. Additionally, as of September 30, 2025, the Company had preliminary cash and cash equivalents of $6.6 million.

“Our 2025 revenue growth was driven by expanded customer interest and positive outcomes with the OneRF® Ablation system for patients suffering with seizures associated with epilepsy,” says Dave Rosa, Chief Executive Officer of NeuroOne. “We believe we are well positioned to expand use of the OneRF technology platform.”

Complete financial results for the quarter are expected to be announced in December 2025. The selected unaudited results in this press release are preliminary and subject to the completion of accounting and interim review procedures and are therefore subject to adjustment. This preliminary financial information is the responsibility of management and has been prepared in good faith on a consistent basis with prior periods. As a result, prospective investors should exercise caution in relying on this information and should not draw any inferences from this information regarding the Company’s financial information that is not provided. This preliminary financial information should not be viewed as a substitute for full financial statements prepared in accordance with United States generally accepted accounting principles.

Virtual Investor Webinar

The Company will host a virtual investor webinar tomorrow to discuss its business operations and recent updates. Dave Rosa, Chief Executive Officer of NeuroOne, will provide an overview of the business model and discuss recent milestone achievements. Ron McClurg, Chief Financial Officer, will provide a financial overview.

The webcast will be accompanied by a presentation and followed by a question-and-answer session, which can be accessed via the webcast link or dial-in numbers below.

Date: Tuesday, October 7, 2025

Time: 8:30 a.m. Eastern Standard Time

U.S. Dial-In (Toll Free): 888-506-0062

International Dial-In: 973-528-0011

Access code: 619723

Webcast Link: NMTC Virtual Webinar Link

Please join at least five minutes before the start of the call to ensure timely participation.

A playback of the call will be available through October 21, 2025. To listen, please call 877-481-4010 within the United States or 919-882-2331 when calling internationally, using replay passcode 53045.

About NeuroOne

NeuroOne Medical Technologies Corporation (Nasdaq: NMTC) is developing and commercializing minimally invasive and hi-definition solutions for EEG recording, brain stimulation and ablation solutions for patients suffering from epilepsy, Parkinson’s disease, dystonia, essential tremors, chronic pain due to failed back surgeries and other related neurological disorders that may improve patient outcomes and reduce procedural costs. The Company may also pursue applications for other areas such as depression, mood disorders, pain, incontinence, high blood pressure, and artificial intelligence. For more information, visit nmtc1.com.

Forward Looking Statements

This press release may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Except for statements of historical fact, any information contained in this press release may be a forward–looking statement that reflects NeuroOne’s current views about future events and are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. In some cases, you can identify forward–looking statements by the words or phrases “may,” “might,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “forecasts,” “objective,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “target,” “seek,” “contemplate,” “continue, “focused on,” “committed to” and “ongoing,” or the negative of these terms, or other comparable terminology intended to identify statements about the future. Forward–looking statements may include statements regarding fiscal year 2025 product revenue, and other financial and operating information. Although NeuroOne believes that we have a reasonable basis for each forward-looking statement, we caution you that these statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain. Our actual future results may be materially different from what we expect due to factors largely outside our control, including risks that our strategic partnerships may not facilitate the commercialization or market acceptance of our technology; whether due to supply chain disruptions, labor shortages or otherwise; risks that our technology will not perform as expected based on results of our pre-clinical and clinical trials; risks related to uncertainties associated with the Company’s capital requirements to achieve its business objectives and ability to raise additional funds; the risk that we may not be able to secure or retain coverage or adequate reimbursement for our technology; uncertainties inherent in the development process of our technology; risks related to changes in regulatory requirements or decisions of regulatory authorities; that we may not have accurately estimated the size and growth potential of the markets for our technology; risks relate to clinical trial patient enrollment and the results of clinical trials; that we may be unable to protect our intellectual property rights; and other risks, uncertainties and assumptions, including those described under the heading “Risk Factors” in our filings with the Securities and Exchange Commission. These forward–looking statements speak only as of the date of this press release and NeuroOne undertakes no obligation to revise or update any forward–looking statements for any reason, even if new information becomes available in the future.

Caution: Federal law restricts this device to sale by or on the order of a physician.

IR Contact

MZ Group – MZ North America

NMTC@mzgroup.us